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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

     CERTIFICATION  AND NOTICE OF  TERMINATION OF  REGISTRATION  UNDER
     SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 0-23622


                      Vectra Banking Corporation
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        1650 South Colorado Boulevard, Suite 320, Denver, Colorado 80222
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Common Stock, par value $.01 per share, Series A Cumulative Preferred
        Stock, par value $.10 per share, and Guarantee of Vectra Banking Corporation with respect to the 9.50% Cumulative Capital Securities
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      |X|               Rule 12h-3(b)(1)(i)      |_|
Rule 12g-4(a)(1)(ii)     |_|               Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|               Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)     |_|               Rule 12h-3(b)(2)(ii)     |_|
                                           Rule 15d-6               |_|

         Approximate number of holders of record as of the certification or notice date: zero

         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 20, 1998           ZIONS BANCORPORATION, as successor to Vectra
      ----------------           Banking Corporation


                                 By: /s/ Dale M. Gibbons
                                     ---------------------------------
                                     Dale M. Gibbons
                                     Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (8-96) 28/7257